Exhibit 10.15

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”) is made effective as of April 20, 2020 (“Effective Date”) by and between inRegen, a Cayman Islands company, which has a place of business at 10 Market St., #688 Camana Bay, Grand Cayman KY1-9006 Cayman Islands (“Customer”) and IQVIA RDS Inc. a North Carolina corporation having its principal place of business at 4820 Emperor Boulevard, Durham, NC 27703 USA, IQVIA Ltd. a company organized under the laws of England and Wales having its principal place of business at 3 Forbury Place, 23 Forbury Road, Reading, United Kingdom, RG1 3JH, and IQVIA RDS East Asia Ltd. a company organized under the laws of Singapore having its principal place of business at 79 Anson Road, #19-01, Singapore 079906 (collectively “IQVIA”). When signed by the parties, this Agreement will set forth the terms and conditions under which IQVIA agrees to provide certain services to Customer as set forth herein.

Recitals:

A. Customer is in the business of developing, manufacturing and/or distributing pharmaceutical products and/or biotechnology products. IQVIA is in the business of providing clinical trial services, research, and other services for the pharmaceutical, medical device and biotechnology industries.

B. Customer and IQVIA desire to enter into this Agreement to provide the terms and conditions upon which Customer or its affiliates may engage IQVIA or its affiliates from time-to-time to provide services for individual studies or projects by executing individual Work Orders (as defined below) specifying the details of the services.

Agreement:

1.	Agreement and Work Orders.

1.1

Scope of Agreement. As a master form of contract, this Agreement allows the parties to contract for multiple projects through the issuance of multiple Work Orders (as discussed in Section 1.3 below), without having to re-negotiate the basic terms and conditions contained herein.

1.2

Nature of Services. The services covered by this Agreement may include strategic planning, expert consultation, clinical trial services, statistical programming and analysis, data processing, data management, regulatory, project management, pharmacovigilance, central laboratory services, clinical pharmacology services, electrocardiogram (ECG) services, the IQVIA Technology services (as defined in Section 5.3), and other services requested by Customer, and agreed to by IQVIA as set forth in the relevant Work Order (collectively, the “Services”). IQVIA and Customer, where appropriate or required by law, shall cooperate in the completion of a Transfer of Obligations Form in conjunction with the relevant Work Order. Any responsibilities not specifically transferred in the Transfer of Obligations Form shall remain the regulatory responsibility of Customer. The Transfer of Obligations Form will be filed with the Food and Drug Administration (“FDA”) by Customer where appropriate, or as required by law or regulation.

1.3

Work Orders. The specific details of the Services for each project under this Agreement (each a “Project”) shall be set forth in a work order signed by the parties (a “Work Order”). A form Work Order is attached hereto as Exhibit A. Each Work Order will include, as appropriate, the scope of work, time line, and budget and payment schedule. Each Work Order shall be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth in the Work Order. To the extent any terms or provisions of a Work Order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the extent that the applicable Work Order expressly and specifically states an intent to supersede this Agreement on a specific matter. All exhibits hereto shall be deemed to be incorporated herein by reference.

1.4

Change Orders. Any change in the details of a Work Order or the assumptions upon which the Work Order is based, that requires changes in the budget and/or time lines, shall require a written amendment to the Work Order (a “Change Order”) executed by both parties. IQVIA reserves the right to postpone effecting material changes in the Project’s scope until such time as the parties agree to and execute the corresponding Change Order. For any Change Order that affects the scope of the regulatory obligations that have been transferred to IQVIA, IQVIA and Customer shall execute a corresponding amendment to the Transfer of Obligations Form. Customer shall file such amendment with the FDA as required by law or regulation.

1.5

Relationship with Affiliates. IQVIA may use the services of its affiliates as subcontractors to fulfill IQVIA’ s obligations under this Agreement or any Work Order, provided that (a) the affiliate shall be bound in writing by confidentiality and intellectual property provisions at least as restrictive as those contained herein and (b) the IQVIA entity that is the party to the Work Order shall remain responsible for all such Services performed by its affiliates. Any affiliate of IQVIA or Customer may enter into a Work Order under this Agreement. The terms, conditions and rights in this Agreement shall be incorporated into the Work Order. The term “affiliate” shall mean all entities controlling, controlled by or under common control with IQVIA or Customer, as the case may be.

2.	Payment of Fees and Expenses.

2.1

Project Budget. Customer will pay IQVIA the fees, expenses and pass-through costs in accordance with the budget and payment schedule contained in each Work Order. Depending on the estimated cash flow of the Project and the payment terms, Customer agrees that a prepayment may be needed for IQVIA to maintain cash neutrality over the term of the Project. For Projects extending over more than one calendar year, the budget may include an annual cost adjustment.

The parties hereby authorize the IQVIA entity that is party to each Work Order to invoice, collect, and receive, in the applicable affiliate’s name and on behalf of such affiliate, for all Services rendered by such affiliate pursuant to this Agreement and all other amounts payable to such affiliate under each Work Order. Unless the applicable affiliate and IQVIA otherwise agree to a different form and timing of remittance, IQVIA shall remit to the applicable affiliate the portion of the payments collected or received from Customer on behalf of the affiliate for its provision of Services pursuant to this Agreement and undertaking of the related functions, activities and risks associated with the performance of Services.

2.2

Invoices. IQVIA will invoice Customer in accordance with the budget and payment schedule in each Work Order for IQVIA’s fees, and monthly for its expenses and pass-through costs incurred in performing the Services. All invoice payments shall be made to IQVIA within thirty (30) days of the invoice date if an invoice is delivered electronically, or from the date of receipt if Customer requests a paper invoice, except for prepayment and investigator invoices as required in a Work Order, which are due and payable upon receipt. Expenses and pass-through costs will be supported by a detailed summary sheet. If any portion of an invoice is disputed, then Customer shall pay the undisputed amounts as set forth above and the parties shall use good faith efforts to reconcile the disputed amount as soon as practicable. IQVIA reserves the right to impose, and Customer agrees to pay if imposed by IQVIA, interest from thirty (30) days after the due date of the invoice in an amount equal to one percent (1%) per month (or the maximum lesser amount permitted by law) of all undisputed amounts owing hereunder. If Customer requires a purchase order (“PO”) related to an IQVIA invoice, then Customer will provide the PO prior to invoicing by IQVIA. If no PO is provided, IQVIA will invoice Customer without the PO. If resubmission of an invoice is required based on Customer’s PO requirement or based upon Customer request, IQVIA’s re-submission of that invoice will not change the due date for payment based on the original invoice. Any provisions contained within a PO that modify, conflict with or contradict any term or provision of this Agreement shall be deemed to be null and void.

2.3

Taxes. Customer shall pay all sales and use taxes, including all applicable goods and services tax, value added tax, local taxes, applicable duties, electronic delivery taxes, excise taxes, levies and import fees (collectively, “Taxes”) that are imposed by legislation in connection with the provision of Services and that are not recoverable by IQVIA. All fees set forth in a Work Order are exclusive of Taxes. Where Taxes are paid by IQVIA, IQVIA will provide an invoice showing the Taxes included. Where any Taxes are paid directly to a tax authority or government by Customer, Customer shall not deduct this amount from any amount due to IQVIA. The requirements of this provision shall not apply to any employment-related taxes, duties, income taxes or withholding and shall only apply to Taxes applicable to the Services.

2.4	Foreign Currency Exchange. The currency to be used for invoicing and payment shall be the currency stated in the budget or table attached to the applicable Work Order (the “Contract Currency”).

(a)

Pass-Through Costs. If IQVIA incurs pass-through costs in a currency other than the Contract Currency, then Customer shall reimburse IQVIA for IQVIA’s actual costs in the Contract Currency based on the Oanda foreign currency exchange rate (Oanda.com) for the applicable currencies on the last business day of the month immediately preceding the month in which such pass-through costs are paid by IQVIA.

(b)

IQVIA’ s Fees. If any Work Order involves the performance of Services by IQVIA or its affiliates in any country that uses a currency other than the Contract Currency, the Budget for those Services will be based on the local rates in the currency used by IQVIA for pricing in that country (the “Non-Contract Currency”), but converted to and reflected in the Contract Currency based on the Oanda foreign currency exchange rate (Oanda.com) for the applicable currencies on the last business day of the month immediately preceding the month in which such fees are invoiced to Customer by IQVIA. If the portion of the fees based on Non-Contract Currencies exceeds the equivalent of US $3,000,000 (based on the assumptions in the Budget) in any Work Order, inclusive of executed Change Orders, IQVIA will perform an annual reconciliation (at the anniversary of the effective date of the applicable Work Order each year during the term — the “Contract Anniversary”) of the fees billed in the 12 months prior to the Contract Anniversary compared to the fees that would have been billed based on the application of the Oanda quarterly weighted average Contract Currency exchange rates to Non-Contract Currency fees. The reconciliation will be performed on the final invoice if the term of the applicable Work Order is less than 12 months. If the reconciliation establishes a difference of more than 3%, plus or minus, the amount exceeding 3% will be charged or credited to Customer. By way of example only, if the amount of fees billed in Non-Contract Currencies is $1,000,000 in the 12 months prior to the annual reconciliation, and the annual reconciliation determines that the amount that would have been billed during this same time period utilizing the quarterly foreign currency exchange rates equals $950,000, then the difference equals $50,000, or 5%. Under this example, IQVIA would credit to Customer the amount of $20,000 ($50,000—(3% x $1,000,000)).

2.5

Information Requests. If Customer has failed to make any undisputed payments hereunder, and does not cure such failure within five (5) business days of its receipt of written notice thereof, IQVIA may request that Customer share financial details (such as audited financials, if available) that reasonably demonstrate Customer’s continuing ability to meet its payment obligations under this Agreement and associated Work Orders (each, an “Information Request”). If Customer declines to provide such financial data within thirty (30) days, then IQVIA may, at its discretion, notify Customer and deliver an invoice to the Customer, which the Customer agrees to pay upon request, for an additional deposit for a value of up to two (2) months estimated fees and expenses under the applicable Work Order following the date of notification, with this deposit to be held until the end of the Project and then reconciled against final invoices for the Project. Additionally, Customer shall promptly notify IQVIA upon becoming insolvent or commencing bankruptcy proceedings. Any information shared with IQVIA pursuant to an Information Request will be subject to IQVIA’s obligations of confidentiality set forth in Section 4.1.

3.	Term and Termination.

3.1

Term. This Agreement shall commence on the Effective Date and shall continue for a period of five (5) years, or until terminated by either party in accordance with this Section 3. The Agreement will automatically renew each year thereafter for a period of one year, unless either party notifies the other party in writing at least ninety (90) days prior to the renewal date that the notifying party does not want to renew the Agreement. If this Agreement expires but a Work Order hereunder has not been completed or terminated, the terms of this Agreement will continue to apply to such Work Order as if the Agreement had not expired until such Work Order is completed or terminated. Termination of this Agreement shall terminate all Work Orders. Termination of Work Order shall not result in termination of this Agreement.

3.2	Termination without Cause. Customer may terminate this Agreement or any Work Order without cause at any time during the term of the Agreement on sixty (60) days’ prior written notice to IQVIA.

3.3

Termination for Cause. Either party may terminate this Agreement or any Work Order (and to the extent IQVIA is providing Local or Legal Representation Services, it may terminate the provision of such Services) for material breach upon thirty (30) days’ written notice specifying the nature of the breach, if such breach has not been substantially cured within the thirty (30) day period, provided, however, in the event Customer fails to timely pay any undisputed amounts, IQVIA may at its discretion upon providing five (5) business days prior written notice thereof, cease extension of credit privileges to Customer; suspend Services (including data transmission) except to the extent that any suspension would reasonably be expected to cause harm to any subject in a clinical trial; and/or withhold payment of refunds to Customer until such undisputed amounts are paid.

3.4

Standards. If IQVIA reasonably determines that its continued performance of the Services contemplated by one or more Work Orders would constitute a potential or actual violation of regulatory, scientific or ethical standards of integrity, then IQVIA may, in the case of any actual violation, suspend Services under the applicable Work Order(s) (and to the extent IQVIA is providing Local or Legal Representation Services, it may suspend the provision of such Services) by giving written notice stating the effective date (which may be less than thirty (30) days from the notice date) of such suspension. The parties shall then cooperate to negotiate a Change Order for the applicable Work Order to correct such potential or actual violation, upon which IQVIA shall resume the Services. If the parties fail to execute a Change Order within forty-five (45) days following the suspension of Services, either party may terminate the Work Order.

3.5	Bankruptcy. Either party may terminate this Agreement or any Work Orders immediately upon provision of written notice if the other party becomes insolvent or files for bankruptcy.

3.6	Identification of Work Order. Any written termination notice shall identify the specific Work Order or Work Orders that are being terminated.

3.7

Payment. Customer shall pay IQVIA for all Services performed and reimburse IQVIA for all costs and expenses incurred in accordance with this Agreement and any applicable Work Order, even if the parties’ original payment schedule spreads out payments for certain services or defers payments for certain services until the end of the Project, with payments to include all non-cancelable and non-avoidable costs incurred prior to termination but paid after the termination date. If payments are unit or milestone based, and the Agreement or a Work Order is terminated after costs have been incurred toward achieving portions of one or more incomplete units or milestones, Customer will pay IQVIA on a pro-rated basis for actual work performed toward those incomplete units or milestones up to the date of termination, in addition to paying for completed units or milestones.

3.8

Closeout. Upon termination of a Work Order, the parties shall promptly meet to prepare a close-out schedule, and IQVIA shall cease performing all work not necessary for the orderly close-out of the Services or required by laws or regulations. Customer shall pay for all actual costs, including time spent by IQVIA personnel (at the agreed upon rates), incurred to complete activities reasonably necessary for the termination and close-out of affected Projects, including the fulfillment of any regulatory requirements. In addition, if the termination is by Customer without cause, or by IQVIA for cause, Customer shall also pay IQVIA for any IQVIA personnel exclusively assigned to the affected Projects at the rates set forth in the Work Order (provided that such personnel’s time is not already being billed for close-out Services) from the date of termination until such personnel have been assigned to another project, or until forty-five (45) days from the date of termination, whichever comes first. IQVIA shall make all reasonable efforts to promptly re-assign such personnel.

4.	Confidentiality.

4.1

Confidential Information. Customer and its affiliates possess certain confidential and proprietary data and information, including without limitation Customer Technology (as defined in Section 5.1 below) and Customer Property (as defined in Section 5.2 below) (“Customer Confidential Information”), and IQVIA and its affiliates possess certain confidential and proprietary information pertaining to its operations, methods and pricing, including without limitation IQVIA Property (as defined in Section 5.2 below)(“IQVIA Confidential Information”) (Customer Confidential Information and IQVIA Confidential Information, including the terms of this Agreement and any Work Order, are each referred to herein as “Confidential Information”). “Confidential Information” does not include information that is (a) already in the receiving party’s possession at the time of disclosure, as evidenced by the receiving party’s prior written records; (b) part of or becomes part of the public domain through no fault of the receiving party; (c) received from a third party authorized to provide it; or (d) independently developed by the receiving party, as evidenced by the receiving party’s contemporaneous written records.

4.2

Obligations. The Confidential Information shall be used by the receiving party, its affiliates and their employees only for purposes of performing the receiving party’s obligations hereunder. Each party shall keep confidential all Confidential Information received from the other party or its affiliates, and will not disclose or publish Confidential Information to third parties without the other party’s prior written consent, provided, however, that IQVIA may disclose limited Confidential Information to third parties performing on behalf of IQVIA or Customer in connection with this Agreement who have a need to know such Confidential Information, provided that such third party is not a competitor of Customer and is bound by confidentiality obligations substantially similar to those set forth herein. Upon the disclosing party’s request or upon completion of the Services, the receiving party shall promptly cease all use of the disclosing party’s Confidential Information and return it to the disclosing party or, at the disclosing party’s option, certify to the destruction of all Confidential Information; provided, however, that the receiving party may retain one copy of the disclosing party’s Confidential Information for archival purposes only and Customer may retain IQVIA Confidential Information that is incorporated into any work product and deliverables. These obligations of confidentiality and nondisclosure shall remain in effect for a period of five (5) years after the completion or termination of this Agreement or the applicable Work Order, whichever is later.

4.3

Permitted Disclosures. The receiving party may disclose the disclosing party’s Confidential Information to the extent required pursuant to any judicial or administrative process or order; provided that the receiving party shall, as soon as practicable and where not prohibited, prior to any such disclosure, give the disclosing party sufficient notice and reasonable assistance to contest such requirement or order should it wish to do so. The receiving party agrees to reasonably cooperate with the disclosing party, at disclosing party’s expense, in seeking any protective order or other remedy.

4.4	Publicity. Neither party will use the other party’s name in connection with any publication or promotion without the other party’s prior express written consent.

4.5

Equitable Relief. The parties recognize that any threatened breach or breach of this Section 4 may cause irreparable harm that may be inadequately compensable in damages and that, in addition to other remedies that may be available at law or equity, a party is entitled to seek injunctive relief for such threatened or actual breach, and the entry of such injunctive relief, shall not preclude a party from seeking any damages or other relief to which it may be entitled under law.

5.	Ownership and Inventions.

5.1

Customer Property. Excluding IQVIA Property (as defined below), all data and information provided by IQVIA to Customer as deliverables under this Agreement, and any inventions that are conceived of as the direct result of Services performed by IQVIA under this Agreement, and all intellectual property rights thereto, shall be the sole property of Customer (“Customer Property”). IQVIA hereby assigns title and interest in all Customer Property to Customer. At Customer’s request and expense, IQVIA shall, and shall cause its affiliates and employees to, execute all documents and take all actions that Customer reasonably deems necessary to perfect Customer’s ownership of the Customer Property.

5.2

IQVIA Property. IQVIA Property is defined as data, data models, databases, inventions, processes, know-how, copyrights, trade secrets, analytical methods, procedures and techniques, manuals, personnel data, pricing, financial information, technical expertise, software, and other intellectual property rights that are owned by IQVIA or its affiliates prior to the Effective Date. IQVIA Property shall include property that is independently developed by or for IQVIA and its affiliates without incorporation of Customer’s Confidential Information or Intellectual Property; and any improvements, modifications and enhancements made to the foregoing during the term of this Agreement that do not incorporate any Customer Confidential Information or Intellectual Property. IQVIA and its affiliates own all right title and interest in and to the IQVIA Property.

5.3

IQVIA Technology. IQVIA Property shall also include its proprietary systems, platforms and applications (collectively, the “IQVIA Technology”). To the extent that IQVIA provides Services using the IQVIA Technology, Customer grants to IQVIA all rights necessary to use and manage the data entered into the IQVIA Technology solely for the benefit of Customer and in accordance with this Agreement and applicable laws. If permitted in the applicable Work Order, pursuant to the terms and conditions of this Agreement and that Work Order, Customer shall have the non-exclusive right, during the term specified in that Work Order, to use the IQVIA Technology. Upon expiration or termination of the applicable Work Order, Customer shall promptly cease use of the IQVIA Technology. Customer shall have no right to use the IQVIA Technology for any purpose other than specifically allowed under this Agreement. IQVIA makes no representations or warranties as to the accuracy of the data entered into the IQVIA Technology provided to IQVIA or entered by Customer or third parties. IQVIA does not warrant that use of the IQVIA Technology will be uninterrupted or error free, nor does IQVIA make any warranty as to the results to be obtained from the use of the IQVIA Technology.

5.4

Except as otherwise stated in this Agreement or any Work Order, THE IQVIA TECHNOLOGY, THE SERVICES AND THE DELIVERABLES DELIVERED HEREUNDER ARE PROVIDED AND DISTRIBUTED ON AN “AS IS” BASIS WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.	Records and Materials.

6.1

Maintenance of Records. IQVIA shall maintain and retain records relating to the Services and Projects as provided in each Work Order and per IQVIA SOPs. IQVIA shall ensure that records are protected from destruction or damage and are maintained within IQVIA’s control during the Term of each Work Order unless agreed upon otherwise in a Post-Study Archiving Agreement.

6.2

Return of Customer Materials. At the completion of the Services under a Work Order or upon termination of this Agreement, IQVIA will deliver to Customer all materials, information and all other data owned by Customer, regardless of the method of storage or retrieval, in such form as is then currently in the possession of IQVIA or as specified in a Work Order. IQVIA, however, reserves the right to retain, at its own cost and subject to the confidentiality provisions herein, one (1) copy of information as necessary to satisfy regulatory requirements or to resolve disputes regarding the Services.

7.	Relationship of the Parties.

7.1

Independent Contractor. The parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers. Neither party shall have the power nor right to bind or obligate the other party, and neither party shall hold itself out as having such authority.

7.2

Local Representative. If Customer desires to conduct a trial in one or more countries that require a local sponsor or representative (the “Local Representative”): (a) to indemnify sites for harm caused by the trial drug, or (b) otherwise assume primary responsibility for: (i) the trial drug, (ii) acting as the importer of record for any trial drug, devices or other goods, or (iii) the trial in general, including without limitation any procedures required by the protocol, Customer may request that IQVIA serve as Local Representative in such countries and IQVIA will confirm in writing whether or not it agrees that one or more of its affiliates will act as Local Representative for Customer for a particular project or trial (“Local Representation Services”).

7.3

Legal Representative in European Union. If Customer is not based in the European Union (“EU”) and services will be performed in the EU, Customer may request that IQVIA serve as its legal representative in the EU and IQVIA will confirm in writing whether or not it agrees that one or more of its affiliates will act as Legal Representative for Customer for a particular project or trial.

8.	Regulatory Compliance.

8.1

General. IQVIA agrees that its Services will be conducted in compliance with all applicable laws, rules and regulations, with the standard of care customary in the contract research organization industry. IQVIA’s standard operating procedures will be used in performance of the Services, unless otherwise specifically stated in the applicable Work Order. Customer further represents that it will reasonably cooperate with IQVIA in taking any actions necessary to comply with the regulatory obligations that have been transferred to IQVIA pursuant to a Transfer of Obligations Form.

8.2

Debarment. IQVIA represents that it is not and has never been, and neither its employees nor its affiliates’ employees, nor any subcontractor who will be rendering Services hereunder is currently, (a) debarred or voluntarily excluded or convicted of a crime for which a person can be debarred under 21 U.S.C. § 335(a), as amended, or any equivalent thereof, in any country in which any portion of the Services are conducted, nor (b) to IQVIA’s knowledge, threatened to be debarred or voluntarily excluded or indicted for a crime or otherwise engaged in conduct for which a person can be debarred under § 335(a), or subject to any governmental sanction that would prevent the rendering of Services hereunder in any jurisdiction in which the study is to be conducted, nor (c) excluded from participation in any federally-funded health-care program. In the event that, during the Term, IQVIA becomes so debarred or excluded, IQVIA shall promptly notify Customer and, upon receipt of such notice, Customer shall have the right to terminate this Agreement immediately. In the event that, during the Term, IQVIA becomes aware of the debarment or exclusion any person or entity providing Services under this Agreement, IQVIA shall notify Customer promptly and cease activities with such person or entity in connection with the Services.

8.3

Data Protection. Both parties shall at all times abide by all applicable privacy laws and regulations, and this Agreement, including the Data Processing Agreement attached in Exhibit B. In addition, IQVIA shall at all times abide by its privacy policies and Customer’s instructions when processing personal data under this Agreement. If the Services will involve the collection or processing of personal data (as defined by applicable data protection legislation) within the European Union (“EU”), then Customer shall serve as the controller of such personal data, as defined by the General Data Protection Regulation (Regulation (EU) 2016/679 Regulation of the European Parliament and the Council on the Protection of individuals with regard to the processing of personal data and on the free movement of such data) (“GDPR”), and IQVIA shall act only under the instructions of the Customer in regard to such personal data. If Customer is not based in the EU, Customer must appoint a third party to act as its local data protection representative or arrange for a co-controller established in the EU for data protection purposes in order to comply with GDPR as IQVIA does not provide this service.

8.4

Pharmacovigilance Databases and Systems. In the event a project does not utilize IQVIA’ s Pharmacovigilance Databases and System, Customer shall be responsible for verifying such systems and databases are of an adequate standard and compliant with applicable law.

9.	Audits and Regulatory Inspections.

9.1

Customer Audits. During the term of this Agreement, IQVIA will permit Customer’s representatives (provided that (a) such representatives are not competitors of IQVIA; and (b) prior to any audit Customer shall procure that its non-employee representative enter into a confidentiality agreement with IQVIA on terms at least as stringent as the confidentiality terms herein) to examine or audit the work performed hereunder and the facilities at which the work is conducted upon reasonable advance notice during regular business hours to determine that the Project assignment is being conducted in accordance with the agreed task and that the facilities utilized are adequate. Customer agrees that it shall not disclose to any third party any information ascertained by Customer in connection with any such audit or examination, except to the extent required by law or regulation.

9.2

Regulatory Inspections. Each party acknowledges that the other party may respond independently to any regulatory correspondence or inquiry in which such party or its affiliates is named. Each party, however, shall notify the other party promptly of any FDA or other governmental or regulatory inspection or inquiry concerning any study or Project of Customer for which IQVIA is providing Services. During any such inspection or inquiry, the parties agree to make reasonable efforts to disclose only the information required to be disclosed.

9.3

Audit and Inspection Costs. Except as provided below, Customer shall reimburse IQVIA for its time and expenses (including reasonable attorney fees and the costs of responding to findings) associated with any inspection, audit or investigation relating to the Services instigated by Customer or by a governmental authority, unless and to the extent such inspection, audit or investigation reveals that IQVIA breached this Agreement or any applicable law or regulation; provided, however, during the term of this Agreement Customer shall have the right to audit IQVIA once per year for up to five (5) days and to conduct reasonable follow up to an audit revealing IQVIA’s breach of this Agreement or any applicable law or regulation, each at IQVIA’ s cost (excluding expenses).

10.	Investigators.

10.1

Agreements with Investigators. If the applicable Work Order provides that IQVIA will enter into agreements with investigators or investigative sites (collectively, “Investigators”), IQVIA will use its local Clinical Trial Agreement forms (“CTAs”) unless an industry-standard form is required in the country in question or a site-specific form is required by a site that has been selected. If no local CTA, site-specific or industry-standard form exists for the country or Investigator as applicable, IQVIA will use its global CTA. Any applicable Local CTAs, industry-standard forms, site-specific forms, and the Global CTA will be made available for inspection and approval by the Customer. IQVIA and Customer will mutually agree upon CTA negotiation guidelines (the “CTA Guidelines”) in order to allow IQVIA to negotiate CTAs on the Customer’s behalf. If an Investigator insists upon any material changes to any provisions that are not allowed under or addressed by the CTA Guidelines, IQVIA shall submit the proposed change to Customer, and Customer shall review, comment on and/or approve such proposed changes within ten (10) working days. IQVIA’s responsibilities with respect to Investigators shall be limited to those responsibilities specifically set forth in this Agreement or the applicable Work Order.

10.2

Payment to Investigators. If IQVIA will be paying Investigators on behalf of Customer: (a) IQVIA will only pay Investigators from pre-payments received from Customer, (b) IQVIA will not be responsible for delays in a study or Project to the extent that such delays are caused by Customer’s failure to make such pre-payment, and (c) such payments to Investigators will be separate from payments to IQVIA for its Services. When Customer must publicly report to certain government or regulatory authorities, information regarding payments or transfers of value made to certain healthcare professionals by or on behalf of Customer to comply with applicable law, IQVIA will prepare and submit financial reports to Customer on a quarterly basis in a mutually agreeable format.

11	Anti-Bribery. Each party undertakes to the other party that:

(a)

it will not, and will procure that each of its affiliates and each of their respective employees, directors, officers, subcontractors and agents will not, (i) offer, promise or give an advantage to another person, or (ii) request, agree to receive or accept a financial or other advantage in violation of any anticorruption laws, rules, regulations and decrees applicable to the respective party (collectively, “Legislation”), including the United States Foreign Corrupt Practices Act, as amended, the United Kingdom Bribery Act 2010 and any implementing legislation under the OECD Convention Against the Bribery of Foreign Government Officials in International Business Transactions. It is each party’s responsibility to be familiar with, and comply with, the provisions of the applicable Legislation; and

(b)

from time to time, at the reasonable request of the other party, it will confirm in writing that it has complied with its undertakings under Section 11(a) above and will provide any information reasonably requested by the other party in support of such compliance.

12.	Limitation of Liability.

12.1

Consequential Damages. Except for breach of Section 4 (Confidentiality), neither IQVIA, Customer, their affiliates nor any of their respective directors, officers, employees, subcontractors or agents shall have any liability (including without limitation, contract, negligence and tort liability) for any loss of profits, opportunities or goodwill or any type of indirect or consequential damages in connection with this Agreement or any Work Order or the Services performed by IQVIA.

12.2

Direct Damages Cap. Except for breach of Section 4 (Confidentiality), or in connection with the obligations under Section 13 (Indemnification) to the extent any claim involves the gross negligence, willful misconduct, or in connection with Third Party Claims for which the third party is not a governmental or regulatory agency, in no event shall the collective, aggregate liability (including without limitation, contract, negligence and tort liability) of IQVIA or its affiliates, directors, officers, employees, subcontractors or agents under this Agreement exceed the amount of fees actually received by IQVIA from Customer under the applicable Work Order.

12.3

Damages. For purposes of this Section 12, the following, additionally and without limitation, will be deemed to be direct damages and not consequential damages: (a) court costs and reasonable attorneys’, accounting and other consulting fees and expenses, (b) necessary and appropriate investigatory and third party forensics provider fees and expenses for the purpose of determining if data was subject to unauthorized access or misappropriation, governmental and regulatory fines, penalties, assessments and/or settlements, (c) the reasonable costs of providing notice to government or regulatory agencies, media, the public and/or affected individuals whose personal information was misappropriated, provided that any notice is legally required to be provided, (d) the reasonable costs of remediation (including the cost of twelve (12) months of credit monitoring for individuals whose personal information was misappropriated, call center support and identity theft protection).

13.	Indemnification.

13.1

Customer Indemnification. Customer shall indemnify, defend and hold harmless IQVIA and its affiliates, and its and their directors, officers, employees and agents (each, an “IQVIA Indemnified Party”), from and against any and all losses, damages, liabilities, fines, reasonable attorney fees, court costs, and expenses (collectively “Losses”), resulting or arising from any third-party claims, actions, proceedings, investigations (including subpoenas or other legal process) or litigation (“Third-Party Claims”) arising from this Agreement, any Work Order, or the Services contemplated herein (including, without limitation, any Losses arising from or in connection with the provision of Local Representation Services and/or any device, product or potential product to which this Agreement or any Work Order relates), except to the extent such Losses result directly from (a) the gross negligence or intentional misconduct of IQVIA or any IQVIA Indemnified Party or (b) breach of its obligations under this Agreement by IQVIA.

13.2

IQVIA Indemnification. IQVIA shall indemnify, defend and hold harmless Customer and its affiliates, and its and their directors, officers and employees (each, a “Customer Indemnified Party”), from and against any and all Losses, resulting or arising from any Third-Party Claims arising from this Agreement, any Work Order, or the Services contemplated herein, to the extent such Losses result directly from (a) the gross negligence or intentional misconduct of IQVIA or any IQVIA Indemnified Party or (b) breach of its obligations under this Agreement by IQVIA.

13.3

Indemnification Procedure. A party seeking indemnification or reimbursement hereunder shall give the other party prompt notice of any such claim or lawsuit (including a copy thereof) served upon it and shall fully cooperate with the indemnifying party and its legal representatives in the investigation of any matter the subject of indemnification. The party seeking indemnification shall not unreasonably withhold its approval of the settlement of any claim, liability, or action covered by Section 13.1 or Section 13.2, as applicable, will cooperate with counsel of the indemnifying or reimbursing party, and reserves the right to engage its own counsel at the indemnified party’s expense.

14.

Cooperation; Disclosure of Hazards. Customer shall forward to IQVIA in a timely manner all documents, materials and information in Customer’s possession or control necessary for IQVIA to conduct the Services. IQVIA shall not be liable to Customer nor be deemed to have breached this Agreement for errors, delays or other consequences arising from Customer’s failure to timely provide documents, materials or information or to otherwise cooperate with IQVIA in order for IQVIA to timely and properly perform its obligations, and any such failure by Customer shall automatically extend any timelines affected by a time period reasonably commensurate to take into account such failure, unless Customer agrees in writing to pay any additional costs that would be required to meet the original timeline. Customer shall provide IQVIA with all information available to Customer regarding known or potential hazards associated with the use of any substances supplied to IQVIA by Customer, and Customer shall comply with all current legislation and regulations concerning the shipment of substances by the land, sea or air.

15.

Force Majeure. In the event either party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strike, lockouts, labor troubles (except for strikes, lockouts, labor troubles involving the affected party’s labor force), inability to procure materials or services, failure of power or restrictive government or judicial orders, or decrees, riots, insurrection, war, Acts of God, inclement weather or other reason or cause beyond that party’s control, then performance of such act (except for the payment of money owed) shall be excused for the period of such delay.

16.

Notices and Deliveries. Any notice required or permitted to be given hereunder by either party shall be made in writing and via email if an email address is provided below. Notice shall be deemed given on the date received if delivered personally, by a reputable overnight delivery service, or three (3) days after the date postmarked if sent by regular, registered or certified mail, return receipt requested, postage prepaid to the following addresses:

If to IQVIA:	If to Customer:

IQVIA RDS Inc. Office of the General Counsel P.O. Bo 13979 Research Triangle Park, NC 27709-3979 Attention: General Counsel Email: officeofgeneralcounsel@iqvia.com	inRegen do Twin City Bio, LLC 3929 WestPoint BLVD Suite G Winston-Salem, NC 27103 Attention: CEO

17.	Insurance.

17.1

Customer. During the term of this Agreement and for three (3) years after the expiration or earlier termination of this Agreement or any Work Order hereunder, whichever is later, Customer shall maintain insurance coverage to cover its obligations under this Agreement and any Work Orders hereunder as follows: (a) clinical trials and/or product liability by Customer in an amount of at least US $5,000,000 and (b) general liability in amounts of at least US $1,000,000; provided, however, in the event IQVIA is acting as Local Representative hereunder Customer shall maintain clinical trials and/or product liability by Customer in an amount of at least US $10,000,000 and general liability in amounts of at least US $3,000,000. The Parties acknowledge that clinical trial coverage amounts available and/or required locally may be less than the limits set forth above, and in such case Customer may meet the full requirements above through a global policy in addition to any local coverage. Customer represents and warrants that it will (a) maintain product liability/clinical trials insurance that does not contain any conditions or exclusions in the policy that would not normally be included in insurance of this type, and (b) include IQVIA as an additional insured on all applicable clinical trials and/or product liability policies.

17.2

IQVIA. During the term of this Agreement and for four (4) years after the expiration or earlier termination of this Agreement or any Work Order hereunder, whichever is later, IQVIA shall maintain insurance coverage to cover its obligations under this Agreement and any Work Orders hereunder as follows: (a) professional liability insurance coverage in an amount of at least US $5,000,000 and (b) general liability in amounts of at least US$1,000,000. IQVIA represents and warrants that it will make Customer an additional insured on IQVIA’s general liability policy.

17.3

General Requirements. All insurance coverage under this Section 17 must be issued by an insurance company that is rated at least A-, VII by A.M. Best. All insurance amounts under this Section 17 may be obtained by full, individual primary policy amount; a primary amount of less than minimum requirement enhanced by a blanket excess umbrella policy; or a combination of either. Each party shall provide the other party with a certificate of insurance upon request. Each party shall provide the other party with at least thirty (30) days prior written notice of any cancellation or expiration of the above-required insurance or any material change to such insurance that causes it to no longer comply with the provisions above. In no event shall the obligations set out in this Section 17 in any way limit or reduce any of either party’s other obligations under this Agreement, including, without limitation, either party’s indemnification obligations set out in Section 13.

18.

Binding Agreement and Assignment. This Agreement shall be binding upon and inure to the benefit of Customer and IQVIA and their respective successors and permitted assigns. Neither party may assign any of its rights or obligations under this Agreement to any party without the express, written consent of the other party, except in event of a merger or acquisition of substantially all of the assets of the assignor to an assignee with the financial resources to be able to perform the obligations under this Agreement.

19.

Choice of Law, Waiver and Enforceability. This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of New York, exclusive of its conflicts of law provisions. The failure to enforce any right or provision herein shall not constitute a waiver of that right or provision. Any waiver of a breach of a provision shall not constitute a waiver of any subsequent breach of that provision. If any provisions herein are found to be unenforceable on the grounds that they are overly broad or in conflict with applicable laws, it is the intent of the parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law, and that the remaining provisions shall not in any way be affected or impaired thereby.

20.

Survival. The rights and obligations of Customer and IQVIA, which by intent or meaning have validity beyond such termination (including, but not limited to, rights with respect to inventions, confidentiality, discoveries and improvements, indemnification, insurance, data protection and liability limitations) shall survive the termination of this Agreement or any Work Order.

21.

Entire Agreement, Headings and Modification. This Agreement, as amended from time to time, together with the applicable Work Orders, contains the entire understandings of the parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations and discussions. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof. Any modifications to the provisions herein must be in writing and signed by the parties.

22.

Counterparts. This Agreement, a Work Order, Change Order or amendment may be executed by electronic means (including .PDF) and in any number of counterparts, each of which when executed and delivered, shall constitute an original, but all of which together shall constitute one agreement binding on all parties, notwithstanding that all parties are not signatories to the same counterpart.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers.

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

IQVIA RDS Inc.	inRegen

By: /s/ Stan Patterson	By: /s/ Timothy A. Bertram
Print Name: Stan Patterson	Print Name: Timothy A. Bertram
Title: VP, Commercial Operations	Title: CEO
Date: 4/30/2020	Date: 29 April 2020

IQVIA Ltd.

By: /s/ Nicola Kerr
Print Name: Nicola Kerr
Title: VP, GBO
Date: 4/30/2020

IQVIA RDS East Asia Ltd.

By: /s/ Roy Toh
Print Name: Roy Toh
Title: Vice President
Date: 5/3/2020